CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires 79,699 Square Foot Publix Anchored Shopping Center in the Greater Atlanta, Georgia Metro Area

CINCINNATI, OH, February 19, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Macland Pointe, a 79,699 square foot shopping center anchored by a Publix grocery store and located in the Greater Atlanta, Georgia Metro Area.  The acquisition of Macland Pointe brings the Company’s total portfolio to 34 properties anchored by 13 leading grocers in 15 states, with an aggregate purchase price of approximately $418.8 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

Macland Pointe is 92.8 percent occupied and anchored by a 55,999 square foot Publix grocery store. Publix is the No. 1 grocer by market share in the Atlanta market. When combined with the Publix lease, 64 percent of the rents within the shopping center come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of February 19, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 34 grocery-anchored shopping centers totaling 3,424,798 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

###